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INTER-TEL (DELAWARE), INCORPORATED
(Name of Registrant as Specified In Its Charter)

STEVEN G. MIHAYLO

SUMMIT GROWTH MANAGEMENT LLC

THE STEVEN G. MIHAYLO TRUST

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 14, 2007, Steven G. Mihaylo issued the following press release:

Steven G. Mihaylo Disputes Inter-Tel’s Characterization of His Proposed Recapitalization Plan

Shareholders Should Reject the Mitel Merger and Have the Choice to Either Cash Out at a Premium or Participate in Company’s Future Growth Potential

Mihaylo Willing to Bet on Inter-Tel’s Future Success

TEMPE, AZ, June 14, 2007 – Unlike Steven G. Mihaylo, founder and 19% stakeholder in Inter-Tel (Delaware), Incorporated (NasdaqNM: INTL), Company management may lack incentive to maximize shareholder value given their collective ownership of less than 1% of the Company, instead opting for immediate gratification by accepting the $25.60 Mitel buyout offer.

In a letter sent to stockholders today, Mr. Mihaylo pointed out that the Company has not provided financial analysis disputing the economics of his recapitalization proposal. The letter criticized Inter-Tel’s advisers for mischaracterizing the impact his recapitalization plan would have on the Company and impugning his motives and urged shareholders to vote against the merger.

The full text of the letter follows:

STEVEN G. MIHAYLO

P.O. Box 19790

Reno, Nevada 89511

June 14, 2007

Dear Fellow Inter-Tel Shareholder,

I am writing in response to the letter you received earlier this week from Alexander Cappello on behalf of the Special Committee of the Board of Directors of Inter-Tel. I firmly believe Mr. Cappello has not only mischaracterized the financial impact of my recapitalization proposal, but also my motives for encouraging you to vote AGAINST the Mitel merger.

My goal in asking you to vote AGAINST the merger is not, as the Company suggested in its letter, to gain a “dominant share ownership position” or to gain a “veto right on any future sale of Inter-Tel.” As the owner of approximately 19.0% of the presently outstanding common stock of Inter-Tel and as a member of the Board of Directors, my goal is to pursue the highest possible value for all shareholders at reasonable levels of risk. Given that the rest of the Board and management collectively own less than 1% of the outstanding shares, it is understandable that they might find it easier to sell the Company at a discount rather than running a true auction process or undergoing a recapitalization and building on the Company’s many strengths. However, as the Company’s founder and largest shareholder, I am confident that my recapitalization proposal will provide significant present value to shareholders and simultaneously position the Company for substantial growth and a possible future sale.

While Mr. Cappello argues that my “recapitalization proposal relied on publicly disclosed Inter-Tel projections, which in turn rely on assumptions that may not be applicable as a result of the recapitalization,” the Company has not provided any analysis as to how the projections could or would change pursuant to the proposed recapitalization. The recapitalization should not result in a change to the Company’s business operations, so the notion that the estimated business fundamentals going forward somehow become unreliable is a mystery to me.

I think it is also crucial to note that, via a letter from Company counsel to my attorney, the Company acknowledged that the “fiscal year 2008 forward numbers ... have not been updated since the June 2006 strategic plan,” – a startling assertion since they are contained in the Company’s proxy in support of the proposed merger. Moreover, a follow up email acknowledged that the only projections provided to and used by the Company’s financial advisors in issuing its fairness opinion are those contained in the Company’s proxy. Given this, I encourage you to question the reliability of a fairness opinion based on what the Company acknowledges are dated projections, and in light of the lack of projections containing the assumptions insisted on by the Company, whether such fairness opinion could possibly have factored in the value that can be achieved through a recapitalization. The bottom line is that the Company cannot have it both ways: either the projections are accurate, and both we and the Company’s financial advisors can rely on them OR they are outdated and the fairness opinion upon which the Company is relying to recommend that you support the Mitel transaction does not properly value the future potential of the Company.

As to certain specific allegations raised in Mr. Cappello’s letter:

The Company Contends: there is a significant risk that the recapitalization would result in less overall value for stockholders. The facts are:

•

Under my proposal, 60.6% of the shares presently outstanding could be purchased at $28 per share assuming that I do not tender any shares. For tendering shareholders to lose money compared to the Mitel proposal, Inter-Tel stock would have to trade after the tender below $21.91 per share, well below the pre merger-announcement trading price of $23.79.

•

If I tender a pro rata portion of my shares (to alleviate concerns of my increased influence), 49.1% of all shares presently outstanding could be purchased at $28 per share and the remaining shares would have to trade below $23.29 per share for shareholders to lose money, still below the pre merger-announcement trading price.

The Company Contends: I will have a dominant stock ownership position with the ability to personally elect a large percentage of the Inter-Tel Board and a potential veto right on any future sale of Inter-Tel. The facts are:

•

As the Company’s largest shareholder I already have the right under cumulative voting to elect a minority of the Board and have no incentive but to maximize value for myself and all other shareholders, as required by my fiduciary duties as a director.

•

Furthermore, if the Board agrees to implement my recapitalization proposal, I am willing to negotiate with them to neutralize any incremental voting power I obtain as a result of not tendering into the recapitalization for purposes of voting on any future sale of the Company.

The Company Contends: the recapitalization is subject to a number of conditions and contingencies, including significant asset sales. The facts are:

•

As the Company knows well, existing cash flow and a modest line of credit should be more than sufficient to cover any working capital needs. Asset sales are not required to implement the recapitalization and would only be effected if necessary or desirable to lower the cost of the recapitalization and in any event, should not require a fire sale as alleged by the Company.

The Company Contends: the recapitalization would likely result in Inter-Tel becoming a “micro-cap” stock. The facts are:

•

While the Company does not provide its definition of “micro-cap”, the fact is Inter-Tel post-recapitalization would have a market value of over $330 million (assuming the pre merger-announcement trading price of $23.79 and calculated off of the remaining common stock presently outstanding) and even if my shares were not counted and not tendered, the public float would exceed $207 million. Regardless of which figure is used, these market cap figures are far above NASDAQ requirements.

The Company Contends: the Company’s publicly disclosed projections should not be relied upon because they in turn rely on assumptions that may not be applicable as a result of the recapitalization, including, among other things, that Inter-Tel would have significant cash reserves and no debt, that the Company would not sell its assets at a discount to raise cash in the near term and the Company would not continue to be disrupted by questions as to ownership and control of the Company. The facts are:

•

The Company has acknowledged that both UBS and Mitel relied on the projections included in the proxy statement, yet when utilizing these same projections to analyze the value of a recapitalization alternative my financial advisors and I were instructed that they should not be relied upon.

•

It is hard to understand how leveraging the Company and using excess cash to enhance shareholder value will affect the Company’s projections, other than debt service, the effect of which is included in the pro forma analysis prepared by my financial advisors.

•

As stated above, there is no need to sell any assets at a discount – or even to sell assets at all since other financing sources (such as a modest revolving line of credit) should be readily attainable should the need arise.

•	The Company has provided no support for its argument that asset sales will reduce EBITDA by $10 million.

•

As I already own almost 20% of the Company and given that I am willing to neutralize any incremental voting power I would acquire if I do not tender my shares on the terms described above, it is hard to understand how my continued ownership would affect the Company’s projections.

•	The $20 million termination fee payable to Mitel if the recapitalization is implemented was already factored into the financial analysis prepared by my financial advisors.

*	*	*

I have consistently urged the Company to undertake a process to sell the Company to the highest bidder. Contrary to my recommendation, the Board has aggressively argued against such a process while quietly pursuing a sale to a selected bidder without providing me or other potentially interested parties the opportunity to participate before obligating the Company and subjecting any other potentially interested party to a $20 million disadvantage.

My interest is the same as yours – to maximize the value of my investment and yours, and as an almost 20% shareholder I have the most at stake. If I believed the Mitel merger is the best alternative available for Inter-Tel, I would gladly support it, but I remain convinced that a recapitalization will provide greater present value to all shareholders while at the same time preserving the opportunity for future growth and upside potential, including a possible sale at a later date.

Thank you in advance for your support.

Very Truly Yours,

_/s/ Steven G. Mihaylo_

STEVEN G. MIHAYLO

Mr. Mihaylo intends to send you proxy materials shortly. Once you receive Mr. Mihaylo’s proxy material, you can vote “AGAINST”

the merger on the proxy card furnished by Mr. Mihaylo. Until then,

Mr. Mihaylo urges you to oppose the merger. You can do so either by simply not returning the Company’s proxy card since a failure to vote has the same effect as a vote against the merger or by voting

“AGAINST” the Merger on the Company’s proxy card.

If you have any questions, please contact MacKenzie Partners, Inc.,

the firm assisting Mr. Mihaylo in the solicitation of proxies:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

TOLL FREE: (800) 322-2885

or

CALL COLLECT: (212) 929-5500

proxy@mackenziepartners.com

Participant Legend

Shareholders are advised to read the proxy statement and other documents related to the solicitation of proxies filed by Steven Mihaylo for use at the June 29, 2007 Special Meeting of Shareholders because they contain important information. The preliminary proxy statement was filed on June 8, 2007, and along with other relevant documents, is available at no charge at the Securities and Exchange Commission’s website at http://www.sec.gov or by contacting MacKenzie Partners, Inc. by telephone at (800) 322-2885 or by e-mail at

proxy@mackenziepartners.com. Information relating to the participants in the solicitation of proxies by Mr. Mihaylo is contained in the preliminary proxy statement filed by Mr. Mihaylo with the Securities and Exchange Commission and can be obtained as described above.

Media Contact:

Sitrick And Company

Terry Fahn or John Lippman

(310) 788-2850

or

Investor Contact:

MacKenzie Partners

Dan Burch or Amy Bilbija

(212) 929-5500